UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

June 1, 2010

Date of Report (Date of Earliest Event Reported)

HEWLETT-PACKARD COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-4423	94-1081436
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

3000 HANOVER STREET, PALO ALTO, CA	94304
(Address of principal executive offices)	(Zip code)

(650) 857-1501

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On June 1, 2010, Hewlett-Packard Company (“HP”) announced that it plans to invest $1 billion in its enterprise services business to enhance client experience and better position the business for growth.  As part of this multi-year transformation plan, HP intends to (i) invest in fully automated, standardized, state-of-the-art commercial data centers, (ii) invest to facilitate the migration of client applications to modernized infrastructure platforms, and (iii) consolidate the enterprise services business’s commercial data centers, management platforms, networks, tools and applications.  In connection with these efforts, HP expects to eliminate the positions of approximately 9,000 employees over that multi-year period. During that same period, HP also plans to replace approximately 6,000 of those positions to increase its global sales and delivery resources.  The changes to HP’s workforce will be made over time and will vary by country, based on local legal requirements and consultations with employee works councils and other employee representatives, as appropriate.

To fund this investment, HP expects to record an aggregate restructuring charge relating to severance costs, asset impairments and other items of approximately $1 billion over a multi-year period ending in HP’s 2013 fiscal year. In accordance with applicable GAAP accounting rules, HP expects to record approximately half of that charge in its third fiscal quarter of 2010 and the balance over the remainder of that multi-year period. The restructuring charge will impact HP’s financial results reported on a GAAP basis for the periods that it is recorded, but HP expects to exclude the restructuring charge when reporting its financial results on a non-GAAP basis for those periods.

Once completed, this transformation is expected to generate annualized gross savings of approximately $1 billion and annualized net savings, after reinvestments in sales resources and other initiatives, of approximately $500 million to $700 million by the end of HP’s 2013 fiscal year.

Forward-looking statements

This Current Report on Form 8-K (this “Report”) contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transformation of the enterprise services business; management plans relating to the transformation and the operation of the enterprise services business during and after the completion of the transformation; the expected timing of the completion of the transformation; the ability to complete the transformation considering the various risks and uncertainties associated with its execution; any other statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that the expected benefits of the transformation may not materialize as expected; that the transformation may not be timely completed, if at all; that, prior to the completion of the transformation, the enterprise services business may not perform as expected due to transformation-related uncertainty or other factors; that HP is unable to successfully execute on the transformation; and other risks that are described in HP’s Securities and Exchange Commission reports, including but not limited to the risks described in HP’s Annual Report on Form 10-K for its fiscal year ended October 31, 2009 and Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2010. HP assumes no obligation and does not intend to update these forward-looking statements.

Use of financial forecasts and projections

This Report contains forecasts and projections of the potential impact of the multi-year transformation of HP’s enterprise services business on HP’s future financial results. Although sometimes presented with numerical specificity, these forecasts and projections are based upon a variety of estimates and hypothetical assumptions made by HP’s management. These forecasts and projections are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and developments occurring since the date the forecasts and projections were prepared. While HP’s management believes that these estimates and assumptions are reasonable under the circumstances, some or all of those estimates and assumptions may not be realized, and they are inherently subject to significant business and economic uncertainties and contingencies, and such uncertainties and contingencies can generally be expected to increase with the passage of time.  Should any of the estimates and assumptions change or prove to have been incorrect, it could materially affect the ultimate accuracy of these forecasts and projections.  For these reasons, the inclusion of these forecasts and projections in this Report should not be regarded as an indication that the forecasts and projections will be an accurate prediction of future events, and they should not be relied on as such.  HP assumes no obligation and does not intend to update these forecasts and projections.

Consultations with employee representatives

For those countries that require consultation with works councils and other employee representatives in relation to the local implementation of any restructuring plans or organizational changes, this Report is not intended to provide country-specific information and in no way reflects final decisions at a local level. Where required by law, final decisions will be subject to prior consultation with works councils and other employee representatives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWLETT-PACKARD COMPANY

DATE: June 1, 2010	By:	/s/ Paul T. Porrini
	Name:	Paul T. Porrini
	Title:	Vice President, Deputy General Counsel and Assistant Secretary